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                                                                     EXHIBIT 11



                       COMPUTATION OF EARNINGS PER SHARE
        (Dollars and share amounts in thousands, except per share data)
                                  (Unaudited)


                                                                      Three Months Ended
                                                                           March 31,
                                                                      1997            1996
                                                                  ----------      ----------
Net income .................................................      $    6,683      $    5,457
Preferred stock dividend ...................................            --              (149)
Modified treasury stock method adjustment ..................             284             190
                                                                  ----------      ----------
                                                                  $    6,967      $    5,498
                                                                  ==========      ==========

Average common shares outstanding ..........................          39,605          35,243

Common stock equivalents ...................................          18,255          13,426
                                                                  ----------      ----------
Weighted average common shares outstanding .................          57,860          48,669
                                                                  ==========      ==========
Primary and fully diluted earnings per common share ........      $     0.12      $     0.11
                                                                  ==========      ==========






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